Exhibit 99.2

          FOR IMMEDIATE RELEASE

          COLEMAN HOLDINGS INC. TO REDEEM SENIOR SECURED DISCOUNT
            NOTES DUE 1998 AND COLEMAN WORLDWIDE CORPORATION TO
          COMMENCE OFFER TO EXCHANGE FOR CASH LIQUID YIELD OPTIONTM
             NOTES DUE 2013 WITH PROCEEDS OF OFFERING BY PARENT

               NEW YORK, NY - May 19, 1997 - Coleman Holdings Inc. and Coleman Worldwide Corporation jointly announced today that a newly formed parent holding company will issue Senior Secured Discount Notes due 2001 in a transaction scheduled to close on May 20, 1997. The net proceeds of the parent's notes, which are expected to be approximately $455.3 million, will be used by Coleman Holdings to redeem on or about July 15, 1997, its Senior Secured Discount Notes due 1998, and Coleman Worldwide to retire its Liquid Yield OptionTM Notes ("LYONs"TM) due 2013. Upon redemption of the Coleman Holdings Notes and retirement of the LYONs, the parent's notes will be secured by a pledge of the shares of The Coleman Company, Inc. common stock owned by Coleman Worldwide.

               Coleman Worldwide will commence an offer later this week to exchange the LYONs for cash at $343.61 per $1,000 principal amount at maturity of LYONs. Each LYON is currently exchangeable into Coleman common stock having a value of $263.08 per $1,000 principal amount at maturity, based on the May 16, 1997, New York Stock Exchange per share closing price of Coleman common stock of $16-3/4. Any LYONs remaining outstanding on May 27, 1998, will be redeemed by Coleman Worldwide at their redemption price of $343.61 per $1,000 principal amount at maturity.

               Coleman Holdings is a holding company whose only significant asset is all of the capital stock of Coleman Worldwide. Coleman Worldwide is a holding company whose only significant asset is approximately 83% of the outstanding Coleman common stock.

               The offering of the parent's notes is not being registered under the Securities Act of 1933, as amended, and such notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Documents relating to the LYONs offer will be filed with the Securities and Exchange Commission and delivered to LYONs holders shortly.

                                 * * * * *

               Information in this Press Release includes forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the expectation that the Coleman Holdings Notes and the LYONs will be redeemed and retired. All such forward-looking statements involve risks and uncertainties. In addition to factors that are described in the SEC filings of Coleman Holdings and Coleman Worldwide, the following factors could cause actual results to differ materially from those expressed in the forward-looking statements: difficulties or delays in consummating the sale of the parent's notes, the proceeds from which will be used to redeem the Coleman Holdings Notes and retire the LYONs, as well as other difficulties in effecting such redemption and retirements.

                                  * * * * *

          Contact:  James T. Conroy
                    212-572-5980

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